Exhibit 99.1

COMPANY:	Perma-Pipe International Holdings, Inc.
CONTACT:	David Mansfield, President and CEO

Perma-Pipe Investor Relations

(847) 929-1200

investor@permapipe.com

Perma-Pipe International Holdings, Inc. Announces Fourth Quarter and Fiscal 2023 Financial Results

•        The Company generated net sales of $40.2 million for the quarter and $150.7 million for the year

•        Income before income taxes of $3.2 million for the quarter and $9.9 million for the year

•        Net income of $8.6 million for the quarter and $10.5 million for the year

•        Backlog of $68.4 million at January 31, 2024, compared to $38.5 million at January 31, 2023

SPRING, TX, April 26, 2024 - Perma-Pipe International Holdings, Inc. (NASDAQ: PPIH) announced today financial results for the fourth quarter and 2023 fiscal year ended January 31, 2024.

"Net sales for the fourth quarter were $40.2 million, an increase of $3.8 million as compared to the same quarter last year, and net income of $8.6 million was an increase of $5.4 million compared to $3.2 million in the same quarter of 2022. For the year ended January 31, 2024, net sales of $150.7 million represents an increase of $8.1 million or 6%, as compared to net sales of $142.6 million in the prior year. The resulting net income of $10.5 million was an increase of $4.6 million or 78%, as compared to net income of $5.9 million in the prior year. This was the result of increased net sales during the year, along with a favorable tax benefit of $5.9 million due to a partial release of a valuation allowance attributable to net operating loss carryforwards, partially offset by a one-time charge of $0.7 million relating to a litigation matter that arose relating to certain projects that were executed between 2007 and 2011," noted President and CEO David Mansfield.

"Backlog has shown considerable growth and now stands at $68.4 million, resulting in a 78% increase, as compared to $38.5 million in the prior year," Mr. Mansfield continued.

"We continue to experience growth in business activity in various markets during the year, exemplified by the overall growth in net sales. This was driven by increases in infrastructure spending in Saudi Arabia, India, and the U.A.E. These trends in infrastructure spending remain in line with 2030 initiatives. The recently formed joint venture exceeded expectations during the year, further contributing to the growth in both net sales and margins. We are pleased with the success of the joint venture thus far and are encouraged with the level of performance we are experiencing," noted Mr. Mansfield.

"We also continue to execute on our strategic initiatives, such as our plans to expand into Qatar in 2024 in connection with our acceptance into the Tawteen program, as announced in a press release issued earlier in the year. The joint venture has allowed us to establish a greater presence in Saudi Arabia which enables us to better participate in development plans. In addition, we believe that the Company is well positioned to participate in significant developments occurring in the Qatari market, of which, the Tawteen program further strengthens our ability to penetrate this market," Mr. Mansfield concluded.

Fourth Quarter Fiscal 2023 Results

Net sales were $40.2 million and $36.4 million in the three months ended January 31, 2024 and 2023, respectively.  The increase of $3.8 million was primarily a result of increased sales volumes in Saudi Arabia.

Gross profit was $12.0 million, or 30% of net sales and $10.2 million, or 28% of net sales, in the three months ended January 31, 2024 and 2023, respectively. The increase of $1.8 million was driven by improved gross margins as a result of the mix of projects.

General and administrative expenses were $6.2 million and $5.8 million in the three months ended January 31, 2024 and 2023, respectively. The increase of $0.4 million was primarily related to higher compensation costs.

Selling expenses remained consistent with the prior year expenses of $1.3 million in the three months ended January 31, 2024 and 2023, respectively.

Interest expense remained consistent and was $0.5 million in the three months ended January 31, 2024 and 2023, respectively.

Other expense was $0.9 million, compared to other income of $1.5 million in the three months ended January 31, 2024 and 2023, respectively. The current quarter amount includes certain one-time adjustments, including a charge associated with the termination of the Company's pension plan and the settlement of a legal proceeding. The prior year amount includes income from the release of the Company's liability for a past project.

The Company's worldwide effective tax rates ("ETR") were (204%) and 21% in the three months ended January 31, 2024 and 2023, respectively. The change in the ETR was primarily due to a partial release of a U.S. valuation allowance and changes in the mix of income and loss in various tax jurisdictions.

Net income was $8.6 million and $3.2 million in the three months ended January 31, 2024 and 2023, respectively. The increase in net income was a result of the changes discussed above, less amounts attributable to non-controlling interest.

2023 Results

Net sales were $150.7 million and $142.6 million in the years ended January 31, 2024 and 2023, respectively. The increase of $8.1 million was primarily a result of higher sales volumes in Saudi Arabia.

Gross profit was $41.5 million, or 28% of net sales and $38.3 million, or 27% of net sales, in the years ended January 31, 2024 and 2023, respectively. The increase of $3.2 million was driven primarily by higher sales volumes and improved gross margins in Saudi Arabia

General and administrative expenses were $22.6 million and $22.0 million in the years ended January 31, 2024 and 2023, respectively. The increase of $0.6 million was primarily related to higher compensation costs.

Selling expenses were $5.5 million and $5.2 million in the years ended January 31, 2024 and 2023, respectively. The increase of $0.3 million was driven by higher payroll expenses.

Interest expense remained consistent and was $2.3 million and $2.1 million in the years ended January 31, 2024 and 2023, respectively. The increase of $0.2 million was related to increased borrowings and, to a lesser extent, higher interest rates.

Other expense was $1.2 million, as compared to other income of $0.5 million in the years ended January 31, 2024 and 2023, respectively. The current year amount includes certain one-time adjustments, including a charge associated with the termination of the Company's pension plan and the settlement of a legal proceeding. The prior year amount includes income from the release of the Company's liability for a past project and insurance recovery income, partially offset by a non-cash pre-tax settlement charge resulting from the termination of the Company's pension plan.

The Company's worldwide ETR's were (34%) and 38% in the years ended January 31, 2024 and 2023, respectively. The change in the ETR was largely due to a partial release of the U.S. valuation allowance and changes in the mix of income and loss in various tax jurisdictions.

Net income attributable to common stock was $10.5 million and $5.9 million in the years ended January 31, 2024 and 2023, respectively. The increase in net income was a result of the changes discussed above, less amounts attributable to non-controlling interest.

Percentages set forth above in this press release have been rounded to the nearest percentage point, and may not correspond exactly to the comparative data presented.

Perma-Pipe International Holdings, Inc.

Perma-Pipe International Holdings is a global leader in pre-insulated piping and leak detection systems for oil and gas gathering, district heating and cooling, and other applications. It uses its extensive engineering and fabrication expertise to develop piping solutions that solve complex challenges regarding the safe and efficient transportation of many types of liquids. In total, Perma-Pipe has operations at fourteen locations in six countries.

Forward-Looking Statements

Certain statements and other information contained in this press release that can be identified by the use of forward-looking terminology constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby, including, without limitation, statements regarding the expected future performance and operations of the Company. These statements should be considered as subject to the many risks and uncertainties that exist in the Company's operations and business environment. Such risks and uncertainties include, but are not limited to, the following: (i) fluctuations in the price of oil and natural gas and its impact on customer order volume for the Company's products; (ii) the Company’s ability to purchase raw materials at favorable prices and to maintain beneficial relationships with its suppliers; (iii) decreases in government spending on projects using the Company’s products, and challenges to the Company’s non-government customers’ liquidity and access to capital funds; (iv) the Company’s ability to repay its debt and renew expiring international credit facilities; (v) the Company’s ability to effectively execute its strategic plan and achieve sustained profitability and positive cash flows; (vi) the Company's ability to collect a long-term account receivable related to a project in the Middle East; (vii) the Company’s ability to interpret changes in tax regulations and legislation; (viii) the Company's ability to use its net operating loss carryforwards; (ix) reversals of previously recorded revenue and profits resulting from inaccurate estimates made in connection with the Company’s "over-time" revenue recognition; (x) the Company’s failure to establish and maintain effective internal control over financial reporting; (xi) the timing of order receipt, execution, delivery and acceptance for the Company’s products; (xii) the Company’s ability to successfully negotiate progress-billing arrangements for its large contracts; (xiii) aggressive pricing by existing competitors and the entrance of new competitors in the markets in which the Company operates; (xiv) the Company’s ability to manufacture products free of latent defects and to recover from suppliers who may provide defective materials to the Company; (xv) reductions or cancellations of orders included in the Company’s backlog; (xvi) risks and uncertainties specific to the Company's international business operations; (xvii) the Company’s ability to attract and retain senior management and key personnel; (xviii) the Company’s ability to achieve the expected benefits of its growth initiatives; (xix) the impact of pandemics and other public health crises on the Company and its operations; and (xx) the impact of cybersecurity threats on the Company’s information technology systems. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at https://www.sec.gov and under the Investor Center section of our website (http://investors.permapipe.com.)

The Company's fiscal year ends on January 31. Years, results and balances described as 2024, 2023, and 2022 are for the fiscal year ending January 31, 2025, and the fiscal years ended January 31, 2024 and 2023, respectively.

Perma-Pipe’s Form 10-K for the 2023 fiscal year ended January 31, 2024 will be accessible at www.sec.gov and www.permapipe.com. For more information, visit the Company's website.

PERMA-PIPE INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended January 31,		Year Ended January 31,
	2024	2023	2024	2023
Net sales	$40,179	$36,441	$150,668	$142,569
Gross profit	12,035	10,236	41,458	38,301

Total operating expenses	7,482	7,115	28,099	27,157

Income from operations	4,553	3,121	13,359	11,144

Interest expense, net	478	534	2,266	2,119
Other (expense)/income	(852)	1,498	(1,202)	533
Income before income taxes	3,223	4,085	9,891	9,558

Income tax (benefit)/expense	(6,578)	851	(3,320)	3,613

Net income	$9,801	$3,234	$13,211	$5,945
Less: Net income attributable to non-controlling interest	1,163	-	2,740	-
Net income attributable to common stock	$8,638	$3,234	$10,471	$5,945

Weighted average common shares outstanding
Basic	7,920	8,004	7,977	7,976
Diluted	7,986	8,214	8,073	8,116

Earnings per share
Basic	$1.09	$0.40	$1.31	$0.75
Diluted	$1.08	$0.39	$1.30	$0.73

Note: Earnings per share calculations could be impacted by rounding.

PERMA-PIPE INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	January 31,
	2024	2023
ASSETS
Current assets	$98,818	$85,658
Long-term assets	56,893	37,308
Total assets	$155,711	$122,966
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$57,742	$43,790
Long-term liabilities	25,991	21,392
Total liabilities	83,733	65,182
Non-controlling interests	6,266	-
Stockholders' equity	65,712	57,784
Total liabilities and stockholders' equity	$155,711	$122,966

PERMA-PIPE INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE

ADJUSTED INCOME BEFORE TAX

(In thousands)

(Unaudited)

The following information contains a reconciliation of the non-GAAP financial measure of adjusted income before income tax and income before tax prepared in accordance with generally accepted accounting principles ("GAAP") for the twelve months ended January 31, 2024, and 2023, respectively. This reconciliation is intended to provide investors with useful information in evaluating the Company's performance. Adjusted income before tax includes certain adjustments as identified below. This measure is not considered an alternative to income before tax or other financial measures of performance that are prepared in accordance with GAAP. The Company believes that the exclusion of certain items from income before tax allows investors to more effectively evaluate the Company's operating performance and identify trends that might not be apparent due to the variability and infrequent nature of these items. In addition, the Company believes this measure provides meaningful information to investors in comparing results between periods and in comparing performance with respect to the Company's peers.

Adjustments made for certain items are further described as follows: (i) one-time charge to terminate the Company's pension plan; (ii) one-time charge relating to a litigation settlement that arose from projects executed between 2007 and 2011; (iii) one-time adjustment from the release of the Company's liability for a past project. As a result of these adjustments, some items that affect income before tax, may not be comparable to similar measures of other companies.

The following table provides a reconciliation of the GAAP and non-GAAP financial measure:

	For the twelve months ended
	January 31, 2024	January 31, 2023
Income before income tax (GAAP as reported)	$9,891	$9,558
Pension plan termination	479	1,133
Litigation settlement	709	74
Project release adjustment	-	(930)
Adjusted income before tax	$11,079	$9,835